To:	All Media
Date:	July 23, 2007

Arrow Financial Corporation Announces Earnings for the Second Quarter of 2007

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the quarter and six-month periods ended June 30, 2007.  Net income for the quarter ended June 30, 2007 was $4.210 million, representing diluted earnings per share of $.40, the same per share amount as the second quarter of 2006, when net income was $4.277 million.  For the first six months of 2007, net income of $8.341 million was slightly ahead of the $8.336 million earned for 2006.  Diluted earnings per share of $.79 for the first six months of 2007 was 2 cents higher than the 2006 six-month period per share amount due to the impact of our share repurchases over the past twelve months.

Thomas L. Hoy, Chairman, President and CEO stated, "We are pleased to report that both total deposits and total loans outstanding reached record levels as of June 30, 2007.  Our net interest margin for the second quarter of 2007 was 3.32%, unchanged from the first quarter of 2007 and down three basis points from 3.35% for the second quarter of 2006.  Slight increases in the yield on earning assets were offset by comparable increases in the cost of paying liabilities which resulted in an unchanged net interest margin on a linked quarter-to-quarter basis. Regardless of the pressures from the interest rate environment, we have followed our core banking strategy and the disciplined course we believe best serves our shareholders over time.

Our second quarter operating results and earnings per share were essentially unchanged from the second quarter of 2006 due to the challenging interest rate environment which has featured a flat to inverted yield curve for most of the past two years.  It was only late in the second quarter of 2007 that the yield curve developed some very modest upward slope. This margin pressure was partially offset by a 7.1% net increase in fiduciary fees, insurance commissions, fees for other services, and other operating income. For the six-month period, total noninterest income increased $405 thousand even though the six-month period for the prior year included a gain on the sale of premises of $227 thousand which was offset only in part by net losses on securities transactions of $118 thousand.

Many of our operating ratios in recent periods have compared favorably to our peer group, consisting of all U.S. Bank Holding Companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s March 31, 2007 ‘Bank Holding Company Performance Report.’  Most notably, our return on average equity for the quarter ended June 30, 2007 was 14.43%.  This compares to a ratio of 11.07% for our peer group for the first quarter of 2007 and 12.62% for the year ended December 31, 2006.  We again maintained a higher total risk-based capital ratio than our peer group.

Asset quality remained high at quarter-end, with nonperforming loans of $2.0 million at June 30, 2007, representing only .20% of period-end loans.  This compared favorably with the ratio for our peer group at March 31, 2007 which was .65%.  Nonperforming assets were $2.3 million at June 30, 2007, representing only .15% of assets.  Annualized net loan losses for the second quarter of 2007 as a percentage of average loans outstanding were a very low .03% compared to .04% for the second quarter of 2006.  Arrow's allowance for loan losses amounted to $12.3 million at June 30, 2007, which represented 1.21% of loans outstanding, essentially unchanged from year-end 2006.

The low levels of non-performing assets and charge-offs are an indication of the high quality of loans in our loan portfolio.  We believe that our conservative underwriting standards have worked well for our shareholders over time.  Recent industry headlines have focused on subprime consumer real estate lending.  We have not engaged in this activity as a business line nor do we hold mortgage-backed securities backed by subprime mortgages in our investment portfolio.

As of June 30, 2007, assets under trust administration and investment management were $961.3 million, an increase of $114.0 million, or 13.5%, from June 30, 2006.  This increase in asset levels led to a $112 thousand increase in fee income from fiduciary activities for the second quarter of 2007.  Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisors, Inc., which recently reached a record balance of over $200 million.

Deposit balances at June 30, 2007 were $1.205 billion, representing an increase of $54.1 million, or 4.7%, from the June 30, 2006 level of $1.151 billion.  Loan balances outstanding reached $1.018 billion at June 30, 2007, representing an increase of $23.2 million, or 2.3%, from the balance at June 30, 2006.  The balance of residential real estate loans increased $26.6 million, or 6.8%, over the past twelve months.  The balance of other consumer loans, primarily indirect automobile loans, decreased $2.1 million from the June 30, 2006 level as we elected not to compete aggressively with the extremely low rates offered by automobile manufacturers throughout 2006.  However, since year-end 2006, indirect loan balances have risen slightly.  During the first six months of 2007 we continued to experience healthy loan demand for commercial and commercial real estate credits as we have throughout the past three years.

We have opened two new branches in 2007, situated strategically in the northern and southern regions of our market area.  A new Glens Falls National Bank branch is located in South Plattsburgh, New York on the corner of U.S. Avenue and New York Road.  On April 2, 2007 we also opened a new branch of Saratoga National Bank, located on Ballard Road in Wilton, New York, an area experiencing significant residential growth and business expansion.  We continue to work diligently to ensure that these investments made in our franchise allow us to prosper along with our customers."

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  Examples are management’s statements about continuing loan demand and the health of the local economy.  These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company's Annual Report on Form 10-K for the year ended December 31, 2006.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Income Statement
Interest and Dividend Income	$21,409	$20,008	$42,225	$39,340
Interest Expense	9,984	8,512	19,598	16,362
Net Interest Income	11,425	11,496	22,627	22,978
Provision for Loan Losses	92	101	186	374
Net Interest Income After Provision for Loan Losses	11,333	11,395	22,441	22,604
Net Losses on Securities Transactions	---	(118)	---	(118)
Net Gain on Sales of Loans	23	12	28	55
Gain on Sale of Premises	---	227	---	227
Income From Fiduciary Activities	1,419	1,307	2,872	2,610
Fees for Other Services to Customers	2,062	2,009	3,944	3,813
Insurance Commissions	462	482	963	904
Other Operating Income	205	133	376	287
Total Noninterest Income	4,171	4,052	8,183	7,778
Salaries and Employee Benefits	5,439	5,480	10,756	10,951
Occupancy Expenses of Premises, Net	831	815	1,643	1,620
Furniture and Equipment Expense	786	813	1,541	1,570
Amortization of Intangible Assets	96	106	202	223
Other Operating Expense	2,421	2,117	4,792	4,121
Total Noninterest Expense	9,573	9,331	18,934	18,485
Income Before Taxes	5,931	6,116	11,690	11,897
Provision for Income Taxes	1,721	1,839	3,349	3,561
Net Income	$ 4,210	$ 4,277	$ 8,341	$ 8,336

Share and Per Share Data [1]
Period End Shares Outstanding	10,377	10,558	10,377	10,558
Basic Average Shares Outstanding	10,419	10,607	10,492	10,638
Diluted Average Shares Outstanding	10,489	10,749	10,568	10,787
Basic Earnings Per Share	$ 0.40	$ 0.40	$ 0.80	$ 0.78
Diluted Earnings Per Share	0.40	0.40	0.79	0.77
Cash Dividends	0.24	0.23	0.48	0.47
Book Value	11.17	10.87	11.17	10.87
Tangible Book Value [2]	9.55	9.24	9.55	9.24

Key Earnings Ratios
Return on Average Assets	1.10%	1.13%	1.10%	1.10%
Return on Average Equity	14.43	14.84	14.28	14.43
Return on Tangible Equity [2]	16.87	17.43	16.68	16.93
Net Interest Margin [3]	3.32	3.35	3.32	3.37

[1] Share and Per Share amounts have been restated for the September 2006 3% stock dividend.
[2] Tangible Book Value and Tangible Equity excludes intangible assets from total equity.
[3] Net Interest Margin includes a tax equivalent upward adjustment of 20 basis points for the 2007 periods and 18 basis points for the 2006 periods.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30, 2007			June 30, 2006
	Period End	Second Quarter Average	Year-to- Date Average	Period End	Second Quarter Average	Year-to- Date Average
Balance Sheet
Cash and Due From Banks	$ 33,403	$ 32,297	$ 32,183	$ 38,244	$ 33,473	$ 33,656
Federal Funds Sold	2,000	18,346	18,859	---	7,077	4,917
Securities Available-for-Sale	333,015	327,396	322,693	336,167	344,275	338,262
Securities Held-to-Maturity	111,683	108,831	108,476	100,432	107,451	111,077
Loans	1,017,989	1,014,487	1,012,546	994,838	995,594	997,566
Allowance for Loan Losses	(12,315)	(12,315)	(12,307)	(12,265)	(12,270)	(12,249)
Net Loans	1,005,674	1,002,172	1,000,239	982,573	983,324	985,317
Premises and Equipment, Net	16,000	16,077	15,932	15,746	16,075	16,016
Goodwill and Intangible Assets, Net	16,808	16,871	16,911	17,164	17,206	17,247
Other Assets	23,350	17,288	17,096	26,008	14,283	15,004
Total Assets	$1,541,933	$1,539,278	$1,532,389	$1,516,334	$1,523,164	$1,521,496
Demand Deposits	$ 187,306	$ 181,282	$ 180,536	$ 183,321	$ 181,263	$ 179,341
Nonmaturity Interest-Bearing Deposits	563,724	574,232	567,370	555,721	582,777	587,562
Time Deposits of $100,000 or More	191,809	175,550	178,884	159,549	167,761	160,785
Other Time Deposits	262,328	265,056	262,500	252,514	245,825	239,849
Total Deposits	1,205,167	1,196,120	1,189,290	1,151,105	1,177,626	1,167,537
Short-Term Borrowings	49,164	49,317	47,773	49,817	43,289	41,081
Federal Home Loan Bank Advances	130,000	134,489	134,135	163,000	147,410	157,234
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	21,691	22,354	23,430	17,666	19,213	19,116
Total Liabilities	1,426,022	1,422,280	1,414,628	1,401,588	1,407,538	1,404,968
Common Stock	14,300	14,300	14,300	13,883	13,883	13,883
Surplus	151,688	151,316	151,276	139,952	139,845	139,789
Undivided Profits	20,944	19,767	19,037	24,800	23,577	22,852
Unallocated ESOP Shares	(2,042)	(2,042)	(1,486)	(862)	(862)	(865)
Accumulated Other Comprehensive Loss	(8,664)	(7,371)	(7,578)	(7,558)	(6,689)	(5,857)
Treasury Stock	(60,315)	(58,972)	(57,788)	(55,469)	(54,128)	(53,274)
Total Shareholders’ Equity	115,911	116,998	117,761	114,746	115,626	116,528
Total Liabilities and Shareholders’ Equity	$1,541,933	$1,539,278	$1,532,389	$1,516,334	$1,523,164	$1,521,496

Assets Under Trust Administration and Investment Management	$961,298			$847,260

Capital Ratios
Leverage Ratio	8.51%			8.32%
Tier 1 Risk-Based Capital Ratio	12.87			12.63
Total Risk-Based Capital Ratio	14.08			13.85

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30,
	2007	2006
Loan Portfolio
Commercial, Financial and Agricultural	$ 77,661	$ 79,002
Real Estate – Commercial	181,076	181,062
Real Estate – Residential	419,750	393,149
Indirect and Other Consumer Loans	339,502	341,625
Total Loans	$1,017,989	$994,838

Allowance for Loan Losses, Second Quarter
Allowance for Loan Losses, Beginning of Period	$12,298	$12,253

Loans Charged-off	(214)	(184)
Recoveries of Loans Previously Charged-off	139	95
Net Loans Charged-off	(75)	(89)

Provision for Loan Losses	92	101
Allowance for Loan Losses, End of Period	$12,315	$12,265

Allowance for Loan Losses, First Six Months
Allowance for Loan Losses, Beginning of Period	$12,278	$12,241

Loans Charged-off	(426)	(544)
Recoveries of Loans Previously Charged-off	277	194
Net Loans Charged-off	(149)	(350)

Provision for Loan Losses	186	374
Allowance for Loan Losses, End of Period	$12,315	$12,265

Nonperforming Assets
Nonaccrual Loans	$1,883	$ 968
Loans Past Due 90 or More Days and Accruing	122	349
Total Nonperforming Loans	2,005	1,317
Repossessed Assets	62	54
Other Real Estate Owned	200	---
Total Nonperforming Assets	$2,267	$1,371

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Second Quarter Annualized	0.03%	0.04%
Net Loans Charged-off to Average Loans, First Six Months Annualized	0.03	0.07
Provision for Loan Losses to Average Loans, Second Quarter Annualized	0.04	0.04
Provision for Loan Losses to Average Loans, First Six Months Annualized	0.04	0.08
Allowance for Loan Losses to Period-End Loans	1.21	1.23
Allowance for Loan Losses to Nonperforming Loans	614.22	931.30
Nonperforming Loans to Period-End Loans	0.20	0.13
Nonperforming Assets to Period-End Assets	0.15	0.09